EXHIBIT 21

THE DRESS BARN, INC.
SUBSIDIARIES OF THE REGISTRANT
(All 100% Owned)

State of
Subsidiary	Incorporation

Dress Barn Credit Management, LLC	Virginia

Dunnigan Realty, LLC	Delaware

D.B.X., Inc.	New York

D.B.R., Inc.	Delaware

Maurices Incorporated	Delaware